Filed Pursuant to Rule 424(b)(5)
Registration No. 333-267733

The information in this preliminary prospectus supplement and the accompanying prospectus are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated February 28, 2023

Preliminary Prospectus Supplement

(To Prospectus dated October 19, 2022)

30,358,213 Shares

BrightSpire Capital, Inc.

Class A Common Stock

The selling stockholder named in this prospectus supplement is offering 30,358,213 shares of our Class A common stock (“common stock”). We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BRSP.” On

February 27, 2023, the last sale price of our common stock as reported on the NYSE was $7.28 per share.

We have elected to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. Shares of our common stock are subject to limitations on ownership and transfer that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.8% limit, in value or by number of shares, whichever is more restrictive, on the ownership of outstanding shares of our common stock and a 9.8% limit, in value, on the ownership of shares of our outstanding capital stock. See “Restrictions on Ownership and Transfer” in the accompanying prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and in our other filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement or the accompanying prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price.	$	$
Underwriting discount.	$	$
Proceeds, before expenses, to the selling stockholder	$	$

The selling stockholder named in this prospectus supplement has granted the underwriters the option to purchase up to an additional 4,553,731 shares of our common stock at the public offering price, less underwriting discounts, for 30 days after the date of this prospectus supplement.

The underwriters expect to deliver the shares against payment therefor on or about March     , 2023.

Joint Book-Running Managers

J.P. Morgan	Barclays

The date of this prospectus supplement is                     , 2023.

None of us, the selling stockholder or the underwriters have authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may authorize to be delivered to you. The selling stockholder and the underwriters are offering to sell, and seeking offers to buy, our shares of common stock only in jurisdictions where offers and sales thereof are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may authorize to be delivered to you is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated October 19, 2022, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (“SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

Except where the context requires otherwise, references in this prospectus supplement and in the accompanying prospectus to “BrightSpire,” “we,” “our,” “us” and the “company” refer to BrightSpire Capital, Inc., a Maryland corporation, together with its consolidated subsidiaries, including BrightSpire Capital Operating Company, LLC (our “Operating Partnership”), unless the context otherwise requires. References to our “common stock” refer to our Class A common stock, $0.01 par value per share.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and other statements and information publicly disseminated by us, may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement.

Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the ongoing coronavirus, or COVID-19, pandemic on the financial condition, results of operations, cash flows and performance of the Company, its borrowers and tenants, the real estate market and the global economy and financial markets. The extent to which the COVID-19 pandemic impacts us, our borrowers and our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including, among others, the scope and severity of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures.

Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements:

•	operating costs and business disruption may be greater than expected;

•

the impact of the ongoing COVID-19 pandemic, such as changes in consumer behavior and corporate policies that have affected the use of and demand for traditional retail, hotel and office space, has had and may have a material adverse effect on our business, results of operations and financial condition;

•

we depend on borrowers and tenants for a substantial portion of our revenue and, accordingly, our revenue and our ability to make distributions to stockholders will be dependent upon the success and economic viability of such borrowers and tenants;

•

rising interest rates may adversely impact the value of our variable-rate investments, result in higher interest expense and in disruptions to our borrowers’ and tenants’ ability to finance their activities, on whom we depend for a substantial portion of our revenue;

•

deterioration in the performance of the properties securing our investments (including depletion of interest and other reserves or payment-in-kind concessions in lieu of current interest payment obligations, population shifts and migration, or reduced demand for office, multifamily, hospitality or retail space) may cause deterioration in the performance of our investments and, potentially, principal losses to us;

•

the fair value of our investments may be subject to uncertainties including impacts associated with accelerating inflationary trends, recent and potential further interest rate increases, the volatility of interest rates, credit spreads and the transition from LIBOR to SOFR, and increased market volatility affecting commercial real estate businesses and public securities;

•	our use of leverage and interest rate mismatches between our assets and borrowings could hinder our ability to make distributions and may significantly impact our liquidity position;

•	the ability to realize substantial efficiencies as well as anticipated strategic and financial benefits, including, but not limited to expected returns on equity and/or yields on investments;

•	adverse impacts on our corporate revolver, including covenant compliance and borrowing base capacity;

•

adverse impacts on our liquidity, including available capacity under and margin calls on master repurchase facilities, debt service or lease payment defaults or deferrals, demands for protective advances and capital expenditures;

•	our real estate investments are relatively illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions, which may result in losses to us;

•	the timing of and ability to deploy available capital;

•	we have not established a minimum distribution payment level, and we cannot assure you of our ability to pay distributions in the future;

•	the timing of and ability to complete repurchases of our stock;

•

we are subject to risks associated with obtaining mortgage financing on our real estate, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders; and

•

the impact of legislative, regulatory, tax and competitive changes, regime changes and the actions of governmental authorities, and in particular those affecting the commercial real estate finance and mortgage industry or our business; and

•	the impact of increasing geopolitical uncertainty and unforeseen public health crises such as the COVID-19 pandemic on the real estate market.

The foregoing list of factors is not exhaustive, and many of these risks are heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We urge you to carefully review the disclosures we make concerning risks in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022.

We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this prospectus supplement. We are under no duty to update any of these forward- looking statements after the date of this prospectus supplement, nor to conform prior statements to actual results or revised expectations, and we do not intend to do so.

SUMMARY

This summary does not contain all of the information that you should consider before investing in shares of our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully before making an investment decision, especially the risks discussed under “Risk Factors” and our financial statements and the related notes which are incorporated by reference herein, before you decide to invest in shares of our common stock. Unless indicated otherwise, the information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional 4,553,731 shares of our common stock from the selling stockholder.

BrightSpire Capital, Inc.

We are a commercial real estate (“CRE”) credit real estate investment trust (“REIT”) focused on originating, acquiring, financing and managing a diversified portfolio consisting primarily of CRE debt investments and net leased properties predominantly in the United States. CRE debt investments primarily consist of first mortgage loans, which is our primary investment strategy. Additionally, we may also selectively originate mezzanine loans and preferred equity investments, which may include profit participations. The mezzanine loans and preferred equity investments may be in conjunction with our origination of corresponding first mortgages on the same properties. Net leased properties consist of CRE properties with long-term leases to tenants on a net-lease basis, where such tenants generally will be responsible for property operating expenses such as insurance, utilities, maintenance capital expenditures and real estate taxes. We will continue to target net leased equity investments on a selective basis.

We were organized in the state of Maryland on August 23, 2017 and maintain key offices in New York, New York and Los Angeles, California. We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, beginning with our taxable year ended December 31, 2018. We conduct all our activities and hold substantially all our assets and liabilities through our Operating Partnership. We wholly-own our Operating Partnership and its sole managing member.

Our principal executive offices are located at 590 Madison Avenue, 33rd Floor, New York, New York 10022 and our telephone number is (212) 547-2631.

Recent Developments

Significant developments affecting our business and results of operations included the following:

Our Originations and Portfolio

•	For the year ended December 31, 2022, we originated 30 loans with a total commitment of $1.0 billion, of which:

o	68% were secured by multifamily or industrial properties;

o	82% were in connection with an acquisition financing;

o	77% (based on loan count) were in a top 25 metropolitan statistical area (“MSA”), with 74% of the loan portfolio having exposure to MSAs with a population growth above approximately 9%; and

o	80% were originated with repeat sponsors.

•	As of December 31, 2022:

o	the weighted average fully extended remaining term for our loan portfolio was approximately 3.2 years;

o	our eight net lease real estate properties had an undepreciated carrying value of $722.0 million and a weighted average remaining lease term of 10.7 years, with 100% leased;

o	our two other real estate properties had an undepreciated carrying value of $213.0 million and a weighted average remaining lease term of 3.3 years, with 85% leased; and

o	our blended, weighted all-in cost of financing was approximately 5.85%, exclusive of amortization of financing costs.

Other Financial Information

The following table presents our net income for the three months ended December 31, 2022 and 2021 (in thousands, except per share data):

	Three Months Ended December 31
	2022	2021
Net interest income
Interest income	$74,856	$49,469
Interest expense	(41,336)	(15,035)
Interest income on mortgage loans held in securitization trusts	3,471	9,724
Interest expense on mortgage obligations issued by securitization trusts	(3,383)	(8,504)

Net interest income	33,608	35,654

Property and other income
Property operating income	21,978	25,737
Other income	3,382	232

Total property and other income	25,359	25,969
Expenses
Management fee expense	—	—
Property operating expense	6,418	8,151
Transaction, investment and servicing expense	397	537
Interest expense on real estate	6,997	7,900
Depreciation and amortization	8,213	8,015
Increase (decrease) of current expected credit loss reserve	20,609	(6,626)
Compensation and benefits (including $1,504, $1,638, $7,888 and $14,030 of equity-based compensation expense, respectively)	8,163	7,406
Operating expense	2,677	4,144
Restructuring charges	—	—

Total expenses	53,474	29,527

Other income
Unrealized gain on mortgage loans and obligations held in securitization trusts, net	854	9,883
Realized loss on mortgage loans and obligations held in securitization trusts, net	(854)	(13,240)
Other gain on investments, net	40	61,555

Income before equity in earnings of unconsolidated ventures and income taxes	5,534	90,294
Equity in earnings (loss) of unconsolidated ventures	—	1,128
Income tax expense	(1,304)	(6,146)

Net income (loss)	4,230	85,276
Net (income) loss attributable to noncontrolling interests:
Investment entities	14	(2,017)
Operating Partnership	—	(2,213)

Net income (loss) attributable to BrightSpire Capital, Inc. common stockholders	$4,244	$81,045

Net income (loss) per common share—basic	$0.03	$0.63

Net income (loss) per common share—diluted	$0.03	$0.63

Weighted average shares of common stock outstanding—basic	128,908	128,693

Weighted average shares of common stock outstanding—diluted	128,908	128,693

The following table presents a reconciliation of net income (loss) attributable to our common stockholders to Distributable Earnings attributable to our common stockholders and noncontrolling interest of the Operating Partnership and to Adjusted Distributable Earnings attributable to our common stockholders and noncontrolling interest of the Operating Partnership (in thousands, except per share data):

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Net income attributable to BrightSpire Capital, Inc. common stockholders	$4,244	$45,788
Adjustments:
Net income attributable to noncontrolling interest of the Operating Partnership	—	1,013
Non-cash equity compensation expense	1,504	7,888
Depreciation and amortization	8,082	33,949
Net unrealized loss (gain):
Other unrealized gain on investments	(58)	(1,155)
General CECL reserves	20,609	13,692
Gain on sales of real estate, preferred equity and investments in unconsolidated joint ventures	—	(30,709)
Adjustments related to noncontrolling interests	(186)	(730)

Distributable Earnings attributable to BrightSpire Capital, Inc. common stockholders and noncontrolling interest of the Operating Partnership	$34,195	$69,736

Distributable Earnings per share (1)	$0.27	$0.53

Weighted average number of common shares and OP Units (1)	128,908	130,539

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Distributable Earnings attributable to BrightSpire Capital, Inc. common stockholders and noncontrolling interest of the Operating Partnership	$34,195	$69,736
Adjustments:
Realized loss on CRE debt securities and B-piece	797	797
Specific CECL reserves	—	56,944

Adjusted Distributable Earnings attributable to BrightSpire Capital, Inc. common stockholders and noncontrolling interest of the Operating Partnership	$34,992	$127,477

Adjusted Distributable Earnings per share (1)	$0.27	$0.98

Weighted average number of common shares and OP Units (1)	128,908	130,539

(1)

We calculate Distributable Earnings and Adjusted Distributable Earnings per share, which are non-GAAP financial measures, based on a weighted average number of common stock shares and OP Units (held by members other than the Company or its subsidiaries). For the year ended December 31, 2022, the weighted average includes 3.1 million OP units until their redemption in May 2022.

We present Distributable Earnings, which is a non-GAAP supplemental financial measure of our performance. We believe that Distributable Earnings provides meaningful information to consider in addition to our net income and cash flow from operating activities determined in accordance with U.S. GAAP, and this metric is a useful indicator for investors in evaluating and comparing our operating performance to our peers and our ability to pay dividends. We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, beginning with our taxable year ended December 31, 2018. As a REIT, we are required to distribute substantially all of our taxable income and we believe that dividends are one of the principal reasons investors invest in credit or commercial mortgage REITs such as our company. Over time, Distributable Earnings has been a useful indicator of our dividends per share and we consider that measure in determining the dividend, if any, to be paid. This supplemental financial measure also helps us to evaluate our performance excluding the effects of certain transactions and U.S. GAAP adjustments that we believe are not necessarily indicative of our current portfolio and operations.

We define Distributable Earnings as U.S. GAAP net income (loss) attributable to our common stockholders (or, without duplication, the owners of the common equity of our direct subsidiaries, such as our OP) and excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with our formation or other strategic transactions, (iii) the incentive fee, (iv) acquisition costs from successful acquisitions, (v) gains or losses from sales of real estate property and impairment write-downs of depreciable real estate, including unconsolidated joint ventures and preferred equity investments, (vi) CECL reserves determined by probability of default/loss given default model, (vii) depreciation and amortization, (viii) any unrealized gains or losses or other similar non-cash items that are included in net income for the current quarter, regardless of whether such items are included in other comprehensive income or loss, or in net income, (ix) one-time events pursuant to changes in U.S. GAAP and (x) certain material non-cash income or expense items that in the judgment of management should not be included in Distributable Earnings. For clauses (ix) and (x), such exclusions shall only be applied after approval by a majority of our independent directors. Distributable Earnings include specific CECL reserves. Loan losses are realized when such amounts are deemed nonrecoverable at the time the loan is repaid, or if the underlying asset is sold following foreclosure, or if we determine that it is probable that all amounts due will not be collected; realized loan losses to be included in Distributable Earnings is the difference between the cash received, or expected to be received, and the book value of the asset.

Additionally, we define Adjusted Distributable Earnings as Distributable Earnings excluding (i) realized gains and losses on asset sales, (ii) fair value adjustments, which represent mark-to-market adjustments to investments in unconsolidated ventures based on an exit price, defined as the estimated price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants, (iii) unrealized gains or losses, (iv) realized CECL reserves and (v) one-time gains or losses that in the judgement of management should not be included in Adjusted Distributable Earnings. We believe Adjusted Distributable Earnings is a useful indicator for investors to further evaluate and compare our operating performance to our peers and our ability to pay dividends, net of the impact of any gains or losses on assets sales or fair value adjustments, as described above.

The Company calculates Distributable Earnings per share and Adjusted Distributable Earnings per share, which are non-GAAP supplemental financial measures, based on a weighted average number of common shares and operating partnership units (held by members other than the Company or its subsidiaries).

Distributable Earnings and Adjustable Distributable Earnings do not represent net income or cash generated from operating activities and should not be considered as an alternative to U.S. GAAP net income or an indication of our cash flows from operating activities determined in accordance with U.S. GAAP, a measure of our liquidity, or an indication of funds available to fund our cash needs. In addition, our methodology for calculating Distributable Earnings and Adjustable Distributable Earnings may differ from methodologies employed by other companies to calculate the same or similar non-GAAP supplemental financial measures, and accordingly, our reported Distributable Earnings and Adjustable Distributable Earnings may not be comparable to the Distributable Earnings and Adjustable Distributable Earnings reported by other companies.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Shares of common stock offered by the selling stockholder	30,358,213 shares of common stock (34,911,944 shares if the underwriters exercise in full their option to purchase additional shares)

Shares of common stock outstanding immediately upon completion of this offering	128,872,471 shares of common stock

Use of Proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

Risk Factors	Investing in our common stock involves risks. See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and accompanying prospectus for a discussion of factors that you should carefully consider before you decide to purchase shares of our common stock.

Restrictions on Ownership and Transfer	Our charter contains restrictions on the ownership and transfer of our common stock that are intended to assist us in complying with the requirements for qualification as a REIT. Among other things, our charter provides that, no person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% in value or in number of shares (whichever is more restrictive), of the outstanding shares of our common stock. See “Restrictions on Ownership and Transfer” in the accompanying prospectus.

NYSE Symbol	BRSP

In this prospectus supplement, unless otherwise indicated, the number of shares of common stock outstanding and the other information based thereon does not reflect common stock issuable upon settlement of outstanding equity awards.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 which are incorporated by reference herein. You should also carefully consider the other information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus before acquiring any shares of our common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

SELLING STOCKHOLDER

The selling stockholder, DigitalBridge Operating Company, LLC is offering 30,358,213 shares of our common stock (34,911,944 shares if the underwriters exercise in full their option to purchase additional shares from the selling stockholder). We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder in this offering. The shares of common stock being offered by the selling stockholder were acquired by the selling stockholder in connection with the closing of our combination transactions on January 31, 2018. The table below sets forth the name of the selling stockholder and certain information as of the date of this prospectus supplement. The percentage of shares of common stock beneficially owned before and after this offering is based on 128,872,471 shares of common stock outstanding as of February 27, 2023. Beneficial ownership is determined in accordance with the rules of the SEC.

The mailing address of the selling stockholder is c/o DigitalBridge Group, Inc., Attn: Ronald M. Sanders, 750 Park of Commerce Drive, Suite 210, Boca Raton, Florida 33487.

For further information regarding material relationships and transactions between us and the selling stockholder, see the “Certain Relationships and Related Transactions” section of our definitive proxy statement on Schedule 14A that was filed with the SEC on March 18, 2022, and is incorporated by reference in this prospectus supplement.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	% of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering(2)	Number of Shares of Common Stock Offered Hereby(3)	Number of Shares of Common Stock Beneficially Owned After Offering(3)	% of Outstanding Shares of Common Stock Beneficially Owned After the Offering (Assuming Underwriters’ Option is Not Exercised)	% of Outstanding Shares of Common Stock Beneficially Owned After Offering (Assuming Underwriters’ Option is Exercised)
DigitalBridge Operating Company, LLC(1)	34,990,945	27.2%	34,911,944	79,001	3.6%	0.06%

(1)

DigitalBridge Operating Company, LLC (“DBRG OP”) is the operating company of DigitalBridge Group, Inc. (f/k/a Colony Capital, Inc.), a NYSE publicly traded company. Amount includes 79,001 shares held by CLNC Manager, LLC, a wholly-owned subsidiary of DBRG OP.

(2)	Based on 128,872,471 shares of common stock outstanding as of February 27, 2023.
(3)	Assumes the sale of 34,911,944 shares of common stock by the selling stockholder upon exercise of the underwriters’ option to purchase additional shares from the selling stockholder in full.

UNDERWRITING

J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
J.P. Morgan Securities LLC
Barclays Capital Inc.

Total	30,358,213

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $ per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $             and are payable by us.

Option to Purchase Additional Shares

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 4,553,731 additional shares of our common stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and the selling stockholder have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days after the date of this prospectus without first obtaining the written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant to purchase of any common stock, or any securities convertible into or exercisable or exchangeable for common stock,

•	transfer or otherwise dispose of any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The shares of our common stock are listed on the New York Stock Exchange under the symbol “BRSP.”

Price Stabilization, Short Positions

Until the distribution of the shares of our common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and with the selling stockholder and its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates and of the selling stockholder and its affiliates. If the underwriters or their affiliates have a lending relationship with us or with the selling stockholder and its affiliates, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates or in the securities of the selling stockholder and its affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of shares of our common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of our common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock offered should conduct their own due diligence on the shares of our common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

WHERE TO FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus supplement and accompanying prospectus are a part, under the Securities Act of 1933, as amended, with respect to the securities that may be offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of that registration statement, but do not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the securities that may be offered by this prospectus supplement and accompanying prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus supplement is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at http://www.brightspire.com. You should not consider information on our website to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to incorporate information into this prospectus supplement and accompanying prospectus by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for year ended December 31, 2022;

•	the portions of the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2022 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2021;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 31, 2018; and

•

all other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement all of the securities to which this prospectus supplement relates have been sold or the offering is otherwise terminated. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. You may obtain copies of any of these filings by contacting BrightSpire Capital, Inc., as described below, or through contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing, by telephone or via the Internet at:

BrightSpire Capital, Inc.

590 Madison Avenue, 33rd Floor

New York, New York 10022

Attn: General Counsel

(212) 547-2631

Our reports and documents incorporated by reference herein may also be found in the “Shareholders” section of our website at https://www.brightspire.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which it forms a part.

LEGAL MATTERS

Certain legal and tax matters will be passed upon for us by Hogan Lovells US LLP. Certain legal matters will be passed upon for the selling stockholder by Hogan Lovells US LLP. Certain legal matters will be passed upon for the underwriters by Morrison & Foerster LLP.

EXPERTS

The consolidated financial statements of BrightSpire Capital, Inc. appearing in BrightSpire Capital, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of BrightSpire Capital, Inc.’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

34,911,944 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time of up to 34,911,944 shares of Class A common stock, $0.01 par value per share (“common stock”), of BrightSpire Capital, Inc. by the selling stockholder identified in this prospectus or in supplements to this prospectus. See “The Selling Stockholder.” This prospectus does not necessarily mean that the selling stockholder will offer or sell the common stock. We cannot predict when or in what amounts the selling stockholder may sell any of the common stock offered by this prospectus. The prices at which the selling stockholder may sell the common stock will be determined by the prevailing market price for the common stock or in negotiated transactions. We are not offering for sale any common stock in the registration statement of which this prospectus is a part. We will not receive any of the proceeds from sales of our common stock by the selling stockholder, but will incur expenses.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BRSP”. On October 3, 2022, the last reported sale price of our common stock on the NYSE was $6.42 per share. Our principal executive offices are located at 590 Madison Avenue, 33rd Floor, New York, NY 10022, and our telephone number is (212) 547-2631.

Investing in our common stock involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports and in the other information that we file with the Securities and Exchange Commission (the “SEC”). You should carefully consider the risks described under “Risk Factors” beginning on page 7 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and any prospectus supplement, before making a decision to invest in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 19, 2022.

ABOUT THIS PROSPECTUS

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. You should rely only on the information provided or information to which we have referred you, including any information incorporated by reference in this prospectus or any applicable prospectus supplement. Neither we, nor the selling stockholder, have authorized anyone to provide you with different or additional information. Neither we, nor the selling stockholder, are making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any free writing prospectus and any applicable prospectus supplement prepared by us or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in the prospectus and any applicable prospectus supplement, which we have referred you to in “Incorporation of Certain Information by Reference” on page 3 of this prospectus, before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Statements contained or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement as to the content of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated by reference in this prospectus or such prospectus supplement, as applicable, each such statement being qualified in all respects by such reference. Any information in such subsequent filings and any applicable prospectus supplement that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Except where the context suggests otherwise, the terms the “Company,” “we,” ‘‘us,” and ‘‘our” refer to BrightSpire Capital, Inc., a Maryland corporation, and the “OP” and “Operating Partnership” refer to BrightSpire Capital Operating Company, LLC, a Delaware limited liability company and our operating company.

WHERE TO FIND ADDITIONAL INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act, with respect to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to you on the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain a website at https://www.brightspire.com. You should not consider information on our website to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2021;

•	the portions of the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2022 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2021;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022;

•	our Current Report on Form 8-K filed on January 31, 2022, February 22, 2022 (with respect to Item 5.02 only), May 5, 2022, June 6, 2022, June 23, 2022 and July 13, 2022; and

•	the description of our common stock included in our Registration Statement on Form 8-A filed on January 31, 2018.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings by contacting BrightSpire Capital, Inc., as described below, or through contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing, by telephone or via the Internet at:

BrightSpire Capital, Inc.

590 Madison Avenue, 33rd Floor

New York, NY 10022

Attn: Investor Relations

(212) 547-2631

Our reports and documents incorporated by reference herein may also be found in the “Shareholders” section of our website at https://www.brightspire.com. Our website and the information contained on it or connected to it shall not be deemed to be incorporated into this prospectus or prospectus supplement or the registration statement of which it forms a part.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements:

•	operating costs and business disruption may be greater than expected;

•

the ongoing coronavirus pandemic, measures intended to prevent its spread and government actions to mitigate its economic impact, as well as changes in consumer behavior or corporate policies in response to the coronavirus pandemic, have had and may have a material adverse effect on our business, results of operations and financial condition;

•

we depend on borrowers and tenants for a substantial portion of our revenue and, accordingly, our revenue and our ability to make distributions to stockholders will be dependent upon the success and economic viability of such borrowers and tenants;

•

rising interest rates may adversely impact the value of our fixed-rate investments, result in higher interest expense and in disruptions to our borrowers’ and tenants’ ability to finance their activities, on whom we depend for a substantial portion of our revenue; deterioration in the performance of the properties securing our investments (including depletion of interest and other reserves or payment-in-kind concessions in lieu of current interest payment obligations) that may cause deterioration in the performance of our investments and, potentially, principal losses to us;

•	the fair value of our investments may be subject to uncertainties or decrease;

•	the ability to realize substantial efficiencies as well as anticipated strategic and financial benefits, including, but not limited to expected returns on equity and/or yields on investments;

•	adverse impacts on our corporate revolver, including covenant compliance and borrowing base capacity;

•	adverse impacts on our liquidity, including margin calls on master repurchase facilities, debt service or lease payment defaults or deferrals, demands for protective advances and capital expenditures;

•	our real estate investments are relatively illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions, which may result in losses to us;

•	the timing of and ability to deploy available capital;

•	implementation of our investment strategy may be delayed or hindered as a result of terminating our relationship with our former manager;

•	we have not established a minimum distribution payment level, and we cannot assure you of our ability to pay distributions in the future;

•	the timing of and ability to complete repurchases of our stock;

•

we are subject to risks associated with obtaining mortgage financing on our real estate, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to stockholders; and

•

the impact of legislative, regulatory, tax and competitive changes and the actions of governmental authorities, and in particular those affecting the commercial real estate finance and mortgage industry or our business.

The foregoing list of factors is not exhaustive. We urge you to carefully review the disclosures concerning risks in the sections entitled “Risk Factors” appearing in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2021.

We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this prospectus. We are under no duty to update any of these forward-looking statements after the date of this prospectus, nor to conform prior statements to actual results or revised expectations, and we do not intend to do so.

OUR COMPANY

We are a commercial real estate (“CRE”) credit real estate investment trust (“REIT”) focused on originating, acquiring, financing and managing a diversified portfolio consisting primarily of CRE debt investments and net leased properties predominantly in the United States. CRE debt investments primarily consist of first mortgage loans, which the Company expects to be its primary investment strategy. Additionally, we may selectively originate mezzanine loans and make preferred equity investments, which may include profit participations. The mezzanine loans and preferred equity investments may be in conjunction with our origination of corresponding first mortgages on the same properties. Net leased properties consist of CRE properties with long-term leases to tenants on a net-lease basis, where such tenants generally will be responsible for property operating expenses such as insurance, utilities, maintenance capital expenditures and real estate taxes. We will continue to target net leased equity investments on a selective basis. We also currently have investments in CRE debt securities consisting of commercial mortgage-backed securities (“CMBS”) that are “B-pieces” of a CMBS securitization pool.

We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, beginning with our taxable year ended December 31, 2018. We conduct all our activities and hold substantially all our assets and liabilities through our Operating Partnership. At June 30, 2022, we wholly owned our Operating Partnership.

The Combination

On January 31, 2018, we completed the transactions contemplated by that certain Master Combination Agreement, dated as of August 25, 2017, as amended and restated on November 20, 2017 (the “Combination Agreement”), by and among the Company, our Operating Partnership, DigitalBridge Operating Company, LLC (f/k/a Colony Capital Operating Company, LLC) (“DBRG OP”), a Delaware limited liability company and the operating company of DigitalBridge Group, Inc. (f/k/a/ Colony Capital, Inc.) (“DigitalBridge”), a Maryland corporation, and the other entities party thereto. Pursuant to the Combination Agreement and the consummation of the transactions contemplated thereby (the “Combination”), DBRG OP received approximately 44.4 million shares of our Class B-3 common stock, which have been converted on a one-for-one basis to Class A common stock in accordance with its terms.

On August 13, 2021, DBRG OP completed the sale of 9,487,500 shares of common stock in a registered offering. See “The Selling Stockholder.”

Corporate Information

We were formed as a Maryland corporation on August 23, 2017 and maintain key offices in New York, New York and Los Angeles, California. Our principal executive offices are located at 590 Madison Avenue, 33rd Floor, New York, NY 10022, and our telephone number is (212) 547-2631.

RISK FACTORS

Investing in common stock offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider any specific risks set forth under the section entitled “Risk Factors” in any applicable prospectus supplement and the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein, as updated by our subsequent filings under the Exchange Act. You should also carefully consider the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, as updated by our subsequent filings under the Exchange Act, before you decide to purchase our securities. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flows, and might cause you to lose all or part of your investment in the offered securities. Some statements in this prospectus constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements” for additional information regarding these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholder from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling stockholder. We have agreed, however, to pay certain expenses relating to the registration of the common stock under applicable securities laws.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our capital stock and certain provisions of Maryland law, our charter and our bylaws is only a summary, and is qualified in its entirety by reference to the Maryland General Corporation Law, (the “MGCL”), our charter and our bylaws. For a complete description, refer to the MGCL, our charter and our bylaws, which are filed with the SEC and are incorporated herein by reference.

General

Our charter provides that we may issue up to 1,000,000,000 shares of stock, consisting of 950,000,000 shares of our common stock and 50,000,000 shares of preferred stock. As of October 3, 2022, there were 128,964,934 shares of common stock and no shares of preferred stock outstanding.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of shares of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. There will be no cumulative voting in the election of directors.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another form of entity, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by a majority of the corporation’s board of directors and thereafter approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions (other than amendments to the provisions of our charter related to the removal of directors and charter amendments, which each require the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Dividends, Liquidation and Other Rights of Common Stock

Subject to the preferential rights of any of our other classes or series of stock, and subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our stock, holders of shares of our common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by our board of directors out of assets or funds legally available therefor. Such holders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of its liquidation, dissolution or winding up or any distribution of its assets after payment or establishment of reserves or other adequate provision for all of our debts and liabilities and any class or series of stock with preferential rights related thereto, including our preferred stock.

Holders of our shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our capital stock, shares of our common stock will have equal dividend, liquidation and other rights. Rights to receive dividends and other distributions on our common stock may be subject to the preferences established in the terms of any class of our capital stock that may be established in the future.

In the event of our liquidation, dissolution or winding up or any distribution of our assets, each holder of our common stock will be entitled to participate, together with any other class or series of stock not having a preference over our common stock, in the distribution of any remaining assets after payment of our debts and liabilities and distributions to holders of shares having a preference over our common stock.

Power to Reclassify Unissued Shares of our Capital Stock

Our charter authorizes our board of directors, without stockholder approval, to classify or reclassify any unissued shares of our common stock and classify any unissued shares of its preferred stock and reclassify any previously classified but unissued shares of its preferred stock into other classes or series of stock and set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of its assets) that might provide a premium price for holders of shares of our common stock.

Power to Increase or Decrease Authorized Shares of our Capital Stock and Issue Additional Shares of our Capital Stock

Our charter authorizes our board of directors, with the approval of a majority of our board of directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of authorized shares of our capital stock or the number of shares of our capital stock of any class or series that we are authorized to issue. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the NYSE. Our board of directors could authorize us to issue a class or series of our capital stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of shares of our capital stock or otherwise be in the best interest of our stockholders.

Conversion of the Company Class B Common Stock

Each share of our Class B common stock converted automatically into one share of our Class A common stock upon the close of trading on February 1, 2019 and each unissued share of Class B common stock was automatically reclassified as a share of Class A common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is currently listed on the NYSE under the symbol “BRSP.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND OUR BYLAWS

The following description of the terms of certain provisions of Maryland law and our charter and our bylaws is only a summary, and is qualified in its entirety by reference to the MGCL, our charter and our bylaws. For a complete description, refer to the MGCL, our charter and our bylaws, which are filed with the SEC and are incorporated herein by reference.

Our Board of Directors

Our charter and our bylaws provide that, subject to the rights of holders of one or more classes or series of preferred stock, the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

There is no cumulative voting in the election of directors. In uncontested elections, directors are elected by an affirmative vote of the majority of the votes cast for and against each director nominee. In contested elections, directors are elected by a plurality of the votes cast. An election will be considered to be contested if (i) our secretary has received notice that a stockholder has nominated an individual for election as a director in compliance with the advance notice procedures of our bylaws and (ii) such nomination has not been withdrawn by the stockholder at least 10 days prior to the date that our proxy statement with respect to the meeting at which such nomination would be made is first released to stockholders and, as a result of which, the number of nominees is greater than the number of directors to be elected at the meeting. In any uncontested election of a director, any incumbent director who does not receive a majority of the votes cast with respect to the election of such director shall tender his or her resignation within three days after certification of the results, in accordance with our written corporate governance guidelines.

Our charter provides that we elect to be subject to a provision of Maryland law requiring that vacancies on our board of directors be filled only by the remaining directors and that any directors elected by our board of directors to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed only for cause (defined in our charter to mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty), and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the provisions in our charter and our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors (except by a substantial affirmative vote and only for cause) and filling the vacancies created by the removal with their own nominees.

Special Meetings of Stockholders

The Chairperson of our board of directors, the Vice Chairman of our board of directors, our Chief Executive Officer, our President and our board of directors may call special meetings of our stockholders. A special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must also be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation that has 100 or more beneficial owners of its voting stock and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of directors of the corporation may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors of the corporation before the time that an interested stockholder becomes an interested stockholder for purposes of the statute. In accordance with this statute, our board of directors has exempted any business combinations between us and any person, provided that any such business combination is first approved by our board of directors. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to any future business combinations between us and any interested stockholders (or their affiliates) that are first approved by our board of directors, including any future business combination with the operating company of DigitalBridge Group, Inc., our former external manager, or any of their current or future affiliates.

The business combination statute may discourage others from trying to acquire control of the Company in the future and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares (as defined below) of a Maryland corporation acquired in a control share acquisition (as defined below) have no voting rights except to the extent approved by the affirmative vote of the holders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are outstanding voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of a demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of the control shares acquired in a control share acquisition are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply: (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting us from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Amendments to Our Charter

Subject to the rights of any shares of preferred stock outstanding from time to time and except for its provisions relating to removal of directors and charter amendments (which each require the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter may be amended only if declared advisable by our board of directors and approved by the affirmative vote of the holders of shares entitled to cast a majority of all of the votes entitled to be cast on the matter, except in limited circumstances where stockholder approval is not required under Maryland law or by a specific provision in our charter.

Amendments to Our Bylaws

Our bylaws may be altered or repealed, and new bylaws may be adopted, by the vote of a majority of our board of directors or by the affirmative vote of stockholders representing a majority of all the votes entitled to be cast on the matter at a duly called annual meeting or special meeting of the stockholders and at which a quorum is present; provided, that any such stockholder proposal must be submitted in accordance with the advance notice procedures and deadlines set forth in our bylaws.

Dissolution

The dissolution of the Company must be declared advisable by our board of directors and approved by the affirmative vote of the stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•

a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors then in office (even if the remaining directors do not constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Through provisions in our charter and our bylaws unrelated to Subtitle 8 of Title 3 of the MGCL, our Company already: (i) requires a two-thirds vote for the removal of any director from our board of directors (and only for cause); (ii) vests in our board of directors the exclusive power to fix the number of directorships, and fill vacancies; and (iii) requires, unless called by the Chairperson of our board of directors, the Vice Chairman of our board of directors, President, Chief Executive Officer or our board of directors, the request of holders of a majority of outstanding shares to call a special meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to classify itself pursuant to the provisions of Subtitle 8 of Title 3 of the MGCL.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only: (i) pursuant to our notice of the meeting; (ii) by or at the direction of our board of directors; or (iii) by a stockholder of record at the time of giving notice, at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the annual meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors and who has complied with the advance notice procedures of our bylaws. Stockholders generally must provide notice to our secretary not before the 150th day or after the 120th day before the first anniversary of the date of our proxy statement for the solicitation of proxies for the election of directors at the preceding year’s annual meeting; provided, however, that in connection with our first annual meeting, not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. (Eastern Time) on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only: (i) by our board of directors; or (ii) by a stockholder at a special meeting that has been called in accordance with our bylaws for the purpose of electing directors, provided that such stockholder is a stockholder of record at the record date set by our board of directors for the special meeting and has complied with the advance notice provisions of our bylaws. Stockholders generally must provide notice to our secretary no earlier than the 120th day before such special meeting and no later than the later of the 90th day before the special meeting or the 10th day after public announcement of the date of the special meeting and the nominees of our board of directors to be elected at the meeting.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Our Bylaws

The business combination provisions and the control share acquisition provisions of Maryland law (if we decide to be bound by such provisions by future action), the provisions of our charter relating to removal of directors and filling vacancies on our board of directors, the restrictions on ownership and transfer of our shares of stock and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in the best interest of our stockholders.

Indemnification for Liabilities of Our Directors, Officers and Controlling Persons

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in the form of money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision which eliminates liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, without requiring a preliminary determination of the ultimate entitlement to indemnification, (i) any present or former director or officer or (ii) any individual who, while a director or officer and at our request, serves or has served another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, trustee, member, manager, employee, partner or agent, and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in such capacity, and to pay or reimburse his or her reasonable expenses in advance of the final disposition of a proceeding. Our charter and our bylaws also obligate us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and permit us, with the approval of our board of directors, to provide the same (or lesser) indemnification and advancement of expenses to any of our or our predecessors’ employees or agents.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in the form of money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Upon application by one of our directors or officers to a court of appropriate jurisdiction and upon such notice as the court may require, the court may order indemnification of such director or officer if:

•

the court determines that such director or officer is entitled to reimbursement for expenses in a matter in which the director has been successful, in which case the director or officer shall be entitled to recover from us the expenses of securing such indemnification; or

•

the court determines that such director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct for which indemnification is permitted under the MGCL or has been adjudged liable for receipt of an “improper personal benefit” under the MGCL; provided, however, that our indemnification obligations to such director or officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our directors and officers that require us to indemnify such directors and officers to the maximum extent permitted by Maryland law and to pay such persons’ expenses in defending any civil or criminal proceeding in advance of the final disposition of such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders; (iii) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or our bylaws; or (iv) any action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

For us to qualify as a REIT under the Code, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.

Our charter contains restrictions on the number of shares of our capital stock that a person may own. No person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% in value of the aggregate of the outstanding shares of all classes of our capital stock, which we refer to as the aggregate stock ownership limit. In addition, no person, including entities, may acquire or hold, directly or indirectly, shares of our common stock in excess of 9.8% (in value or number, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock, which we refer to as the common stock ownership limit and, together with the aggregate stock ownership limit, we refer to as the ownership limits.

Our charter further prohibits: (i) any person from beneficially or constructively owning shares of our capital stock that would result in us (A) being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year); (B) owning (directly or constructively) an interest in a tenant as described in Section 856(d)(2)(B) of the Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for the taxable year during which such determination is made would reasonably be expected to equal or exceed the lesser of either (1) one percent of our gross income (as determined for purposes of Section 856(c) of the Code); or (2) the amount that would (or, in the sole judgment of our board of directors, could) cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; or (C) otherwise failing to qualify as a REIT; and (ii) any person from transferring our stock if the transfer would result, if effective, in our stock being owned by fewer than 100 persons. Any person who acquires or who attempts or intends to acquire shares of our capital stock that may violate any of these restrictions or who is the intended transferee of shares of our capital stock, which are transferred to a trust as described below is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as it may request in order to determine the effect, if any, of the transfer on our qualification as a REIT.

The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT (or that compliance is no longer required for REIT qualification). Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the ownership limits, subject to such terms, conditions, representations and undertakings as it may determine and as are contained in our charter. Additionally, our board of directors may increase or decrease the ownership limits for one or more persons and increase or decrease the ownership limits for all other persons subject to such terms, conditions, representations and undertakings as it may determine and as are contained in our charter.

Any attempted transfer of shares of our capital stock that would result in shares of our capital stock being owned by fewer than 100 persons will be null and void, and the intended transferee will acquire no rights in such shares. Any attempted transfer of shares of our capital stock which, if effective, would result in any other violation of the above limitations, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the proposed transferee will not acquire any rights in such shares. If the automatic transfer to the trust would not be effective for any reason to prevent the violation of the above limitations, then the transfer of that number of shares of our capital stock that otherwise would cause the violation will be null and void, and the intended transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the purported transfer.

Shares of our capital stock held in a trust pursuant to our charter will continue to be issued and outstanding shares of our capital stock. The prohibited owner will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of our capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary or beneficiaries. Any dividend or other distribution paid with respect to shares of our capital stock prior to the discovery by us that shares have been transferred to the trustee must be paid by the prohibited owner to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary or beneficiaries. Subject to Maryland law, effective as of the date that the shares of our capital stock are transferred to the trust, the trustee will have the authority, at the trustee’s sole and absolute discretion, to: (i) rescind as void any vote cast by the prohibited owner prior to the discovery by us that the shares have been transferred to the trustee; and (ii) recast the vote. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. Our board of directors may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred, if necessary to protect our qualification as a REIT. Furthermore, our charter grants our board of directors the authority to take other actions, including the redemption of shares of stock that it deems advisable to prevent a violation of the transfer and ownership restrictions described above.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee of the trust will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limits. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner will receive the lesser of: (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee, net of any commission and other expenses of sale, from the sale or other disposition of the shares held in the trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends or other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, prior to us discovering that shares of our capital stock have been transferred to the trustee, the shares are sold by the prohibited owner, then: (i) the shares will be deemed to have been sold on behalf of the trust; and (ii) to the extent that the prohibited owner received an amount for the shares that exceeds the amount he, she or it was entitled to receive, the excess will be paid to the trustee upon demand.

In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of: (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift); and (ii) the market price on the date we, or our designee, accepts the offer. We may reduce the amount payable to the prohibited owner by the amount of dividends or other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner.

Any certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our outstanding stock is required, within 30 days after the end of each taxable year, to give us written notice stating his, her or its name and address, the number of shares of each of our classes and series of stock that he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide us with such information as we may request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise be in the best interest of our stockholders.

THE SELLING STOCKHOLDER

The shares of common stock being registered for resale under this prospectus were acquired by DigitalBridge Operating Company, LLC (f/k/a Colony Capital Operating Company, LLC) upon the automatic conversion of Class B-3 common stock of the Company that it acquired in connection with the Combination. See “Our Company—The Combination.”

The selling stockholder may from time to time offer and sell pursuant to this prospectus the common stock set forth opposite its name in the table below. The table below sets forth the name of the selling stockholder and the following information available to us as of the date of the prospectus:

•	the number of shares of common stock beneficially owned by the selling stockholder;

•	the maximum number of shares of common stock that may be offered for sale by the selling stockholder under this prospectus;

•	the number of shares of common stock beneficially owned by the selling stockholder upon completion of the offering; and

•	the percentage of our outstanding common stock beneficially owned by the selling stockholder upon completion of the offering.

Because the selling stockholder may offer all, some or none of the common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of common stock that will be held by the selling stockholder after completion of this offer. The following table has been prepared assuming that the selling stockholder sells all of our common stock beneficially owned by it that have been registered by us and does not acquire any additional common stock during the offering. We cannot advise you as to whether the selling stockholder will in fact sell any or all of its common stock.

The selling stockholder listed in the table below may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of its shares since the date as of which the information is presented in the table below. Information concerning the selling stockholder may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering		Common Stock Offered Hereby	Common Stock Beneficially Owned After Completion of the Offering	Percentage of Outstanding Common Stock Beneficially Owned After Completion of the Offering(1)
DigitalBridge Operating Company, LLC	34,990,945	(2)	34,911,944	79,001	*

*	Less than 1%.
(1)	Based on 128,964,934 shares of common stock outstanding as of October 3, 2022.
(2)

Includes 34,911,944 shares held by DigitalBridge Operating Company, LLC (“DBRG OP”), the operating company of DigitalBridge Group, Inc., and 79,001 shares held by CLNC Manager, LLC, a wholly-owned subsidiary of DBRG OP.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit the selling stockholder to conduct public secondary trades of these securities from time to time after the date of this prospectus. We have been advised by the selling stockholder that the selling stockholder or pledgees, donees or transferees of, or other successors in interest to, the selling stockholder may sell all or a portion of the common stock beneficially owned by it and offered hereby from time to time either directly, or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder or from the purchasers of our common stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

We will not receive any of the proceeds from the sale of our common stock by the selling stockholder pursuant to this prospectus. We will bear the fees and expenses incurred in connection with our obligation to register the resale of the common stock. However, the selling stockholder will pay all underwriting discounts, commissions and agent’s commissions, if any.

Determination of Offering Price by the Selling Stockholder

The selling stockholder may offer its common stock pursuant to this prospectus from time to time at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The prices will be determined by the market, by the selling stockholder or by agreement between the selling stockholder and underwriters or dealers.

The public price at which our common stock trades in the future might be below the prevailing market price at the time the registration statement of which this prospectus is a part becomes effective. In determining the prices at which the selling stockholder may offer its common stock from time to time pursuant to this prospectus, we expect selling stockholder to consider a number of factors in addition to prevailing market conditions, including:

•	the information set forth in this prospectus and otherwise available to the selling stockholder;

•	the history of and prospects for our industry;

•	an assessment of our management;

•	our present operations;

•	the trend of our revenues and earnings;

•	our earnings prospects;

•	the price of similar securities of generally comparable companies; and

•	other factors deemed relevant.

Methods of Distribution

The sales described in the preceding paragraphs may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock are listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

•	block trades in which the broker-dealer will attempt to sell the stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the writing of options whether the options are listed on an option exchange or otherwise;

•

through the settlement of short sales (except that no selling stockholder may satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under this registration statement); or

•	a combination of any such methods or any other method permitted by applicable law.

In connection with sales of our common stock, the selling stockholder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of our common stock in the course of hedging their positions. The selling stockholder may also sell our common stock short and deliver our common stock to close out short positions, or loan or pledge our common stock to broker-dealers that in turn may sell the common stock.

The selling stockholder or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of our common stock which may be resold thereafter pursuant to this prospectus if our common stock are delivered by the selling stockholder. However, if the common stock are to be delivered by the selling stockholder’s successors in interest, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the successors in interest as selling stockholders under this prospectus.

The selling stockholder might not sell any, or all, of our common stock offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholder will not transfer our common stock by other means not described in this prospectus.

To the extent required, upon being notified by the selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name of the selling stockholder and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

The selling stockholder or its successors in interest may from time to time pledge or grant a security interest in some or all of the common stock, and, if the selling stockholder defaults in the performance of its secured obligation, the pledgees or secured parties may offer and sell such pledged common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholder, in order for the common stock to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

In addition, any securities registered and offered pursuant to this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

In order to comply with the securities laws of some states, our common stock may be sold in such states only through registered or licensed brokers or dealers.

The selling stockholder and any other person participating in such distribution will be subject to the applicable provisions of the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common stock by the selling stockholder and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular stocks being distributed. All of the above may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Underwriting Discounts and Commissions, Indemnification and Expenses

Brokers, dealers, underwriters or agents participating in the distribution of our common stock pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder and/or purchasers of our common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The selling stockholder and any brokers, dealers, agents or underwriters that participate with the selling stockholder in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholder may be deemed to be underwriting commissions. Neither we nor the selling stockholder can presently estimate the amount of such compensation. If the selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Selling stockholders who are registered broker-dealers or affiliates of registered-broker dealers may be deemed underwriters under the Securities Act.

Pursuant to a registration rights agreement between us and DigitalBridge Operating Company, LLC (f/k/a Colony Capital Operating Company, LLC) and the other entities party thereto, we have agreed to indemnify the selling stockholder, each person, if any, who controls the selling stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any of their officers, directors, members, managers, stockholders, partners, limited partners, agents, and employees, against specified liabilities arising under the Securities Act. The selling stockholder has agreed to indemnify us and each of our directors and officers, and each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against specified liabilities arising under the Securities Act.

We have agreed, among other things, to bear all expenses, other than brokerage and sales commissions, fees and disbursements of the selling stockholder’s counsel, accountants and other advisors, and any transfer taxes, in connection with the registration and sale of our common stock pursuant to this prospectus.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us by Hogan Lovells US LLP. Additional legal matters may be passed upon for us, the selling stockholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of BrightSpire Capital, Inc. appearing in BrightSpire Capital, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021 (including the financial statement schedules appearing therein), and the effectiveness of BrightSpire Capital, Inc.’s internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

30,358,213 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

J.P. Morgan

Barclays

                 , 2023